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                                                                    EXHIBIT 8.1



                        [LETTERHEAD OF KING & SPALDING]

                                 July 10, 1998

Dan River Inc.
2291 Memorial Drive
Danville, Virginia 24541

         Re: Federal Income Tax Consequences of Merger of The Bibb Company with and into Dan River Inc.


Ladies and Gentlemen:

         We have acted as tax counsel to Dan River Inc. ("Dan River") in connection with the merger (the "Merger") of The Bibb Company, a Delaware corporation ( "Bibb"), with and into Dan River, pursuant to the Agreement and Plan of Merger dated as of June 28, 1998 (the "Merger Agreement") by and between Dan River and Bibb. You have requested our opinion, in our capacity as tax counsel to Dan River, regarding certain of the federal income tax consequences of the Merger.

         We understand that our opinion will be referred to in the Joint Proxy Statement/Prospectus that forms part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger. We hereby consent to such use of our opinion.

         All capitalized terms used herein without definition have the respective meanings specified in the Merger Agreement. All references herein to the Code are to the United States Internal Revenue Code of 1986, as amended.

                             INFORMATION RELIED ON

         In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including the Merger Agreement and the Joint Proxy Statement/Prospectus. In our examination of documents, we have assumed, with your consent, that all documents submitted to us as photocopies or telecopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

         We also have obtained such additional information and representations as we have deemed relevant and necessary. However, we have not yet obtained written certificates from Dan River, Bibb or any stockholders of Bibb to verify certain facts that we have assumed in rendering this opinion. Before rendering our opinion in connection with the closing of the Merger, we intend to obtain appropriate written certificates to confirm certain material facts that we have assumed herein.

         In view of the foregoing, we have assumed that the following statements are true on the date hereof and will be true at the time of the
Merger:

         (1) The Merger will be consummated in compliance with the material terms of the Merger Agreement, none of the material terms and conditions therein have been waived or modified and neither Dan River nor Bibb has any plan or intention to waive or modify any such material term or condition.

         (2) The terms of the Merger were negotiated at arm's length and, therefore, it is expected that the fair market value of the Dan River Class A Common Stock and other consideration received by each Bibb stockholder will be approximately equal to the fair market value of the Bibb Common Stock surrendered in the Merger.

         (3) Neither Dan River nor any person related to Dan River has any plan or intention to reacquire any of the shares of Dan River Class A Common Stock issued in the Merger. For purposes of this assumption, a person is related to Dan River if it is (i) a member of its affiliated group within the meaning of Section 1504 of the Code, (ii) a corporation as to which Dan River owns, actually or constructively, fifty percent or more of the total voting power or total value of the shares of all classes of stock outstanding, or
(iii) a corporation which owns, actually or constructively, fifty percent or more of the total voting power or total value of all shares of all classes of stock of Dan River. A person will be deemed related to Dan River for this purpose if such relationship exists either immediately before or immediately after such acquisition or arises in connection with the Merger, and a person that is a partner in a partnership will be deemed to own or have acquired any stock that such partnership acquired in accordance with the partner's interest in the partnership.
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Dan River Inc.
July 10, 1998
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         (4)      Neither Bibb nor any person related to Bibb will acquire any
Bibb Common Stock from the Bibb stockholders prior to the Effective Time. For purposes of this assumption, a person is related to Bibb if it is (i) a corporation as to which Bibb owns, actually or constructively, fifty percent or more of the total voting power or total value of the shares of all classes of stock outstanding, or (ii) a corporation which owns, actually or constructively, fifty percent or more of the total voting power or total value of all shares of all classes of stock of Bibb. A person will be deemed related to Bibb for this purpose if such relationship exists either immediately before or immediately after such acquisition, and a person that is a partner in a partnership will be deemed to own or have acquired any stock that such partnership acquired in accordance with the partner's interest in the partnership.

         (5) Neither Dan River nor any person related to Dan River will acquire any Bibb Common Stock from the Bibb stockholders prior to the Effective Time. For purposes of this assumption, a person is related to Dan River if it is (i) a member of its affiliated group within the meaning of Section 1504 of the Code, (ii) a corporation as to which Dan River owns, actually or constructively, fifty percent or more of the total voting power or total value of the shares of all classes of stock outstanding, or (iii) a corporation which owns, actually or constructively, fifty percent or more of the total voting power or total value of all shares of all classes of stock of Dan River. A person will be deemed related to Dan River for this purpose if such relationship exists either immediately before or immediately after such acquisition or arises in connection with the Merger, and a person that is a partner in a partnership will be deemed to own or have acquired any stock that such partnership acquired in accordance with the partner's interest in the partnership.

         (6) Each of the liabilities of Bibb that will be transferred to Dan River in the Merger, and each of the liabilities to which the transferred assets are subject, are associated with the assets of Bibb and such liabilities were incurred by Bibb in the ordinary course of business.

         (7) Following the Merger, Dan River will continue the historic business of Bibb or use a significant portion of Bibb's historic business assets in a business.

         (8) Dan River and Bibb will pay their respective expenses, if any, incurred in connection with the Merger.

         (9) There is no intercorporate indebtedness existing between Dan River and Bibb that was issued, acquired, or settled at discount.

         (10) Neither Bibb nor Dan River is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         (11) At the Effective Time of the Merger, the fair market value of the assets of Bibb will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which assets are subject.

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Dan River Inc.
July 10, 1998
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         (12)     Bibb is not under the jurisdiction of a court in a case under
Title 11 of the United States Code or a receivership, foreclosure, or similar proceeding in a federal or state court.

         (13) None of the compensation received by any stockholder-employees of Bibb in contemplation of or as a result of the Merger will be separate consideration for, or allocable to, any of their shares of Bibb Common Stock; none of the shares of Dan River Class A Common Stock received by any stockholder-employees of Bibb in exchange for Bibb Common Stock in the Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees pursuant to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         (14) The payment of cash in lieu of fractional shares of Dan River Class A Common Stock is solely for the purpose of avoiding the expense and inconvenience to Dan River of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Bibb stockholders instead of issuing fractional shares of Dan River Class A Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the Bibb stockholders in exchange for their shares of Bibb Common Stock. The fractional share interests of each Bibb stockholder will be aggregated and no Dan River stockholder will receive cash in an amount equal to or greater than the value of one full share of Dan River Class A Common Stock.

         (15) At the Effective Time, the aggregate fair market value of the Dan River Class A Common Stock issued to the Bibb stockholders in the Merger will represent a sufficiently large percentage of the total value of the aggregate consideration payable in the Merger to the Bibb stockholders (including cash paid to Bibb stockholders who perfect their dissenters rights and cash paid in lieu of fractional shares of Dan River Class A Common Stock) such that the "continuity of interest" requirement applicable to tax-free reorganizations under Section 368(a)(1) of the Code will be satisfied.

         (16) Bibb will not, prior to the Effective Time, make any distributions with respect to its stock which are of an extraordinary nature.

                                    OPINION

         Based upon the foregoing, it is our opinion that:

         (1) The Merger will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code.

         (2) The exchange in the Merger of Bibb Common Stock for Dan River Class A Common Stock will not result in the recognition of gain or loss to the Bibb stockholders with respect to such exchange.

         (3) A Bibb stockholder who exchanges his Bibb Common Stock for a combination of Dan River Class A Common Stock and cash (other than cash received in lieu of a fractional share interest in Dan River Class A Common Stock) will realize gain equal to the excess of the amount of cash plus the fair market value of the Dan River Class A Common Stock received by such stockholder over the adjusted tax basis of his Bibb Common Stock, but such gain will be recognized for federal income tax purposes only to the extent such gain does not exceed the cash received. In general, this recognized gain will be taxable to the Bibb stockholders as capital gain, although it is possible that such gain will be taxable as dividend income to a particular Bibb stockholder if the cash received by him does not result in a "meaningful reduction" in the percentage ownership of Dan River Class A Common Stock that he otherwise would have received (taking into account both his actual and constructive ownership of Dan River Class A Common Stock under the constructive ownership rules of
Section 318 of the Code). A Bibb stockholder who receives both Dan River Class A Common Stock and cash in the Merger will not recognize any loss on the exchange.

         (4) A Bibb stockholder who receives solely cash in exchange for his Bibb Common Stock will, under the position taken by the IRS in published rulings, be treated as having exchanged such stock for cash in a redemption of his Bibb Common Stock subject to Section 302 of the Code, and the Bibb stockholder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder's tax basis in his Bibb Common Stock.
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Dan River Inc.
July 10, 1998
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         (5) A Bibb stockholder who receives cash in the Merger in lieu of a fractional share interest in Dan River Class A Common Stock will be treated as having exchanged such fractional share for cash in a redemption subject to
Section 302 of the Code, and the Bibb stockholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the portion of such stockholder's tax basis that is allocable to the fractional share so exchanged.

         (6) A Bibb stockholder who perfects his appraisal rights under Delaware law and who receives payment in cash for the "fair value" of his Bibb Common Stock will be treated as having exchanged such stock for cash in a redemption subject to Section 302 of the Code, and the Bibb stockholder generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the tax basis of such stock.

         (7) In the case of a Bibb stockholder who receives solely Dan River Class A Common Stock in the Merger, the tax basis of the Dan River Class A Common Stock received will be the same as the stockholder's tax basis in the Bibb Common Stock surrendered in exchange therefor. In the case of a Bibb stockholder who receives both Dan River Class A Common Stock and cash (other than cash received in lieu of a fractional share interest in Dan River Class A Common Stock), the tax basis of the Dan River Class A Common Stock received will equal the stockholder's tax basis in the Bibb Common Stock exchanged therefor, decreased by the amount of any cash received and increased by the amount of any gain recognized in the exchange.

         (8) The holding period of the Dan River Class A Common Stock received by the Bibb stockholders in the Merger will include the holding period of the Bibb Common Stock surrendered in exchange therefor, provided that the Bibb Common Stock was held as a capital asset at the Effective Time.

         (9) No gain or loss will be recognized by Dan River or Bibb as a result of the Merger.


         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein that we have assumed to be true on the day hereof and at the time of the Merger. Our opinions cannot be relied upon if any of the material facts contained in such documents or in any such additional information is, or later becomes, or if any of the material statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Merger.

                                        Very truly yours,

                                        /s/ King & Spalding

                                        KING & SPALDING